Exhibit 10.6(b)

FPIC INSURANCE GROUP, INC.

EXCESS BENEFIT PLAN

(as amended and restated effective January 1, 2008)

TABLE OF CONTENTS

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FPIC INSURANCE GROUP, INC.

EXCESS BENEFIT PLAN

1.   PURPOSE

1.1           The Plan amends and restates in its entirety as of January 1, 2008 the Florida Physicians Insurance Company Excess Benefit Plan effective January 13, 1996.

1.2           The purpose of the Plan is to provide a supplemental retirement benefit to selected Employees.

2.   DEFINITIONS

2.1           For purposes of the Plan the following terms shall have the definition which is attributed to them, unless another definition is clearly indicated by particular usage and context.

(a)           “Board” means the Company’s Board of Directors.

(b)           “Change in Control” shall have the same meaning herein as in the Company’s Deferred Compensation Plan (the “DC Plan”), as in effect on the date hereof (substituting “the Company” for “a Participating Employer” throughout).

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Committee” means the Compensation Committee of the Board.

(e)           “Company” means FPIC Insurance Group, Inc.

(f)           “Director” means a member of the Board.

(g)           “Employee” means any individual who performs services for the Company and is included on the regular payroll of the Company, a Parent or Subsidiary.

(h)           “PBGC” means the Pension Benefit Guaranty Corporation.

3.   ADMINISTRATION

3.1           The Committee shall administer the Plan and may delegate to any management committee, Employee, Director or agent its responsibility to perform any act hereunder, including without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion.

3.2           The Committee shall have full authority to determine all questions arising in connection with the Plan, other than those determinations delegated to management Employees or independent third parties by the Board, including interpreting its provisions and construing all of its terms; may adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.

3.3           All of its rules, interpretations and decisions shall be applied in a uniform manner to all participants similarly situated and decisions of the Committee shall be conclusive and binding on all persons.

4.   ELIGIBILITY

4.1           The former Employees of the Company shown on Schedule 1 hereto are the only participants in the Plan.  No other persons may become participants in the Plan.

5.   RETIREMENT BENEFITS

5.1           The amount of each participant’s monthly retirement benefit is shown on Schedule 1 hereto.

5.2           Payment of the monthly retirement benefit shall begin as to a participant on the first day of the month following the date on which that participant attains age 65.  Benefits will continue to be paid on the first day of each succeeding month, with the last payment on the first day of the month in which that participant dies.

6.   PAYMENTS OF BENEFITS IN THE EVENT OF DEATH

6.1           If a participant dies before attaining age 65 and is survived by a spouse to whom he was continuously married throughout the one-year period ending on the date he dies, a death benefit shall be payable to that spouse in an amount equal to 50 percent of the deceased participant’s monthly retirement benefit.

6.2           Payment of the death benefit shall begin on the date the deceased participant’s monthly retirement benefit would have begun to be paid.  Benefits will continue to be paid on the first day of each succeeding month with the last payment on the first day of the month in which the former spouse dies.  If the spouse dies before the date the deceased participant’s monthly retirement benefit would have begun to be paid, no death benefits are payable.

7.         CLAIM PROCEDURES

7.1           Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee, which shall make all determinations concerning such claim.  Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the participant or beneficiary filing the claim (the “Claimant”).

(a)	In General. Notice of a denial of benefits will be provided within ninety (90) days of the Committee’s receipt of the Claimant's claim for benefits. If the

Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period.  The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

7.2           Legal Action.  A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a participant or beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such participant or any other similarly situated participant or beneficiary, in whole or in part, the Company shall reimburse such participant or beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.

7.3           Discretion of Committee.  All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

7.4           Arbitration.

If any claim or controversy between the Company and a participant or beneficiary is not resolved through the claims procedure set forth above, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator.  Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy.  Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter.  In the event the parties are unable to resolve the matter within twenty one (21) days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties.  If a single arbitrator is not selected by mutual consent within ten (10) business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Associate (“AAA”) or the Federal Mediation and Conciliation Service.  If, within three business days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin.  After each party has had four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties.  In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties.  Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Company and the participant or beneficiary shall each pay one-half of all administrative fees of the arbitration and of all fees of the arbitrator.  Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise.  The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.  The arbitrator shall have no authority to add to or to modify the Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions.  The Company may depose the participant or beneficiary plus two other witnesses, and the participant or beneficiary may depose the Company, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses.  Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of the Plan, the terms of the Plan shall prevail.

If any of the provisions of this Section 7.4 are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the provisions of this Section 7.4 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single participant or beneficiary.

8.         CHANGE IN CONTROL

8.1           Upon the occurrence of a Change in Control, (i) each participant and beneficiary already receiving benefits and/or survivor’s benefits under the Plan shall receive a lump sum distribution of their unpaid benefits and/or survivor’s benefits under the Plan in an amount equal to the present value of such benefits and/or survivor’s benefits in full satisfaction of all present and future Plan liability with respect to such participant or beneficiary, and (ii) each participant who is not already receiving benefits under the Plan shall receive a lump sum distribution of the present value of such participant’s accrued benefit under the Plan as of the date of such Change in Control, within 30 days of the date of such Change in Control.

8.2           In determining the lump sum distributions to be paid under the Section 8, the following actuarial assumptions shall be used:

(a)	the interest rate used shall be the interest rate used by the PBGC for determining the value of immediate annuities as of January 1 of the year of the occurrence of the Change in Control; and

(b)	the 1983 Group Annuity Mortality Table shall be used.

9.         FUNDING

9.1           Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Company; provided, however, that the Company reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan.  No participant, spouse or beneficiary shall have any right, title or interest whatever in assets of the Company.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the

Company and any employee, spouse, or beneficiary.  To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

10.        MISCELLANEOUS

10.1           This Plan may be terminated at any time by the Board, consistent with the requirements of Code Section 409A and applicable guidance thereunder.  In the event the Plan is terminated, the rights of the participants to their accrued benefits shall become non-forfeitable.

10.2           This Plan may also be amended at any time by the Board, except that no such amendment shall deprive any participant of such participant’s vested benefits accrued at the time of such amendment.

10.3           No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.

10.4           Nothing in this Plan shall be construed as giving any Employee the right to be retained in the employ of the Company.

10.5           This Plan shall be construed, administered and enforced according to laws of the State of Florida.

10.6           The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A.  The Board, pursuant to its authority to interpret the Plan, may sever from the Plan any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

10.7           No payment hereunder to a participant that is payable upon separation from service may be paid sooner than six months after such separation from service.

11.        EFFECTIVE DATE

11.1           The amendment and restatement of the Plan shall be effective January 1, 2008.

FPIC Insurance Group, Inc.
By:	/s/ T. Malcolm Graham
Name: T. Malcolm Graham
Title: General Counsel and Secretary

Schedule 1

Name of Former Employee	Vested Accrued Monthly Retirement Benefit
Roberta Goes Cown	$126.63
Gary M. Dallero	$161.09
Kim D. Thorpe	$2,219.84